Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-8 of BankFinancial Corporation 2006 Equity Incentive Plan of our report dated March 14, 2006 which is included in the Annual Report on Form 10-K of BankFinancial Corporation for the year ended December 31, 2005.

Crowe Chizek and Company LLC

Oak Brook, Illinois

August 31, 2006